Exhibit 10.1

MASTER SERVICES AGREEMENT

By and Between

EXACTUS, INC.

and

INTEGRIUM, LLC

for

Clinical Research Organization (CRO) Services

Effective Date:  June 30, 2016

MASTER SERVICES AGREEMENT

EFFECTIVE DATE:   June 30, 2016

Name and Address of the Contact for Integrium, LLC

Name:                        Jessica Coutu

Title:                          Senior Director of Contract Administration

Address:                   14351 Myford Road
                                   Tustin, California 92780

Telephone:                +1 (714) 541-5591

Facsimile:                 +1 (714) 541-5601

e-mail:                       jessica.coutu@integrium.com

Name and Address of the Contact for Exactus, Inc.

Name:                      Philip J. Young

Title: CEO

Address:                   4870 Sadler Road, Suite 300
   Glen Allen, VA 23060

Telephone:               (804) 205-5036

Facsimile:

e-mail:                      phil@exactusdx.com

Name and Address of the Contact for POC CAPITAL, LLC

Name:                      Daron Evans

Title:                        Managing Director

Address:	2995 Woodside Rd., Suite 400-121
Woodside, CA 94062

Telephone:             (415) 810-3651

Facsimile:

e-mail:                     daron@poccap.com

INDEX

1.	Term

2.	Scope of Work

3.	Conditions of Work/Sponsor Responsibilities

4.	Compensation

5.	Representations of CRO

6.	Confidentiality

7.	Conflicts of Interest

8.	Independent Contractor

9.	Tax Reporting and Payment

10.	Ownership, Disclosure and Transfer of Developments and Study Data

11.	Relationship with Investigators and Third Party Vendors

12.	Indemnification

13.	Limitation of Liability

14.	Insurance

15.	Termination

16.	Personnel Recruitment

17.	Equal Opportunity /Affirmative Action

18.	Miscellaneous Provisions

This Master Services Agreement (“Agreement”) is made as of the Effective Date by and between:

Exactus,Inc. (“SPONSOR”), a corporation organized under the laws of Nevada , located at 4870 Sadler Rd Suite 300 Glen Allen VA 23060; and

Integrium, LLC (“INTEGRIUM”), a California limited liability company, located at 14351 Myford Road, Tustin, California 92780

(each of which is individually sometimes referred to hereinafter as “Party,” and collectively hereinafter referred to as “Parties”); and in the presence of

POC Capital, LLC, a California limited liability company, having its registered office at 2995 Woodside Rd., Suite 400-121, Woodside, CA 94062, USA (“POC CAPITAL”), solely with respect to Sections 2.1, 3.3, 6.7 and 12.5 and Articles 4, 8, 9, 11 (other than Section 11.1), 15 and 18.

WHEREAS, SPONSOR desires to retain the services of INTEGRIUM from time to time to perform clinical development services in connection with certain clinical research programs that SPONSOR is conducting (individually a “Study”) with respect to its proprietary medical device   (identified as the subject of a Study, a “Device”), in which case the terms and conditions for each such Study shall be set forth in a services order to be executed by the Parties and by POC CAPITAL, as applicable, and incorporated herein by reference (individually, a “Services Order” and collectively, the “Services Orders”); and

WHEREAS, SPONSOR, INTEGRIUM and POC CAPITAL entered into a Start-up Research Agreement dated effective June 30, 2016 (the “Start-up Agreement”), under which INTEGRIUM began to perform services in relation to the initial Study under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the Parties and POC CAPITAL, as applicable, hereby agree as follows:

1.           Term

1.1
The term of this Agreement shall be for the period beginning as of the Effective Date and ending upon the satisfactory performance of all the Services (as hereinafter defined) unless terminated sooner as provided for herein (“Term”).

2.           Scope of Work

2.1
INTEGRIUM shall perform various services for SPONSOR.  Any and all services, equipment and/or supplies which SPONSOR deems necessary for INTEGRIUM to provide as well as SPONSOR’s responsibilities for each Study for which such services, equipment and/or supplies are being provided shall be stated in separate Service Orders.  (The services and items INTEGRIUM is to provide shall be referred to collectively as “Services,” unless otherwise designated and listed in a Service Order.)  Each Service Order shall be named by the protocol number to which it corresponds and shall also include the compensation to be paid for the items listed and the anticipated time period in which the items are to be provided together with any other special terms and conditions.  Each Service Order shall be signed and dated by each Party and POC CAPITAL (as applicable and only to the extent that compensation for the Services is to be paid by POC CAPITAL) and shall be made fully a part of this Agreement upon the latter of the dates appearing on the signature page of the Service Order and shall remain in effect until all items listed in the Service Order have been completed or this Agreement has been otherwise terminated as provided herein.  To the extent any terms set forth in a Service Order conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Service Order.

2.2
The Parties enter into each Service Order for the express purpose of transferring from SPONSOR to INTEGRIUM the responsibilities and obligations of SPONSOR to conduct, coordinate, manage, and/or develop the Study in accordance with United States Food and Drug Administration (“FDA”) regulations set forth in 21 CFR Section 312, Subpart D, as such may be amended from time to time.  Accordingly, if SPONSOR transfers the responsibility for various regulatory responsibilities under the U.S. laws and regulations to INTEGRIUM, a Transfer of Regulatory Obligations (“Form”) will be completed and attached to each Service Order.  INTEGRIUM agrees to perform the responsibilities and obligations so transferred as Services under this Agreement.

2.3
INTEGRIUM shall provide to SPONSOR prompt notice of all communications to or from the FDA related to the Services or Study, whether oral or written, and consult with SPONSOR sufficiently prior to initiating or responding thereto to enable SPONSOR to meaningfully participate therein, including where relevant the provision to SPONSOR for review, comment and decision a draft of all documents prior to submission to the FDA.  INTEGRIUM shall not meet with the FDA for any purpose related to the Services or Study without first providing notice to SPONSOR.

2.4
If the FDA or any other government authority conducts or gives notice of intent to conduct any inspection regarding the Study or Services at any time at any investigation site (“Investigator Site”), or at INTEGRIUM offices, or at a third party’s office, or to take any other action with respect to the Study or Services (collectively “Action”), INTEGRIUM will immediately give SPONSOR notice thereof, and supply all information pertinent thereto.  As appropriate, the Parties will promptly meet or discuss and agree on an appropriate course of action to prepare for or otherwise respond thereto, including each Party’s responsibility for any tasks.  To the extent not precluded by applicable law, SPONSOR shall have the right to be present at any Action.  Prior to responding to written requests for information, findings or other actions regarding any Action, INTEGRIUM shall review and discuss such with SPONSOR, and to the extent not prohibited by applicable laws shall (i) permit SPONSOR to be present at an oral response or reply to an Action, if such response is involved, and (ii) permit SPONSOR (including any representative thereof) to review and comment on any written response to an Action, and to reasonably consider such comments.  During any such Action, the Parties agree to be bound by the confidentiality provisions of this Agreement and to make reasonable efforts to disclose only that information required to be disclosed.  INTEGRIUM agrees to take any reasonable steps requested by SPONSOR as a result of an Action to cure any deficiencies in the Services conduct and/or documentation.

2.5
INTEGRIUM shall advise and update SPONSOR on a regular basis to keep SPONSOR current on significant developments, problems, progress, decisions and issues that arise with respect to the Services, but in no event less frequently than meeting telephonically in accordance with applicable Service Orders or in person at an INTEGRIUM facility, at the reasonable request of SPONSOR.  Further, INTEGRIUM agrees to establish recurring meetings (telephonically or other) to discuss progress and plans. The meetings should be no less frequent then twice a month.

2.6
The designation of personnel to perform the Services shall be within INTEGRIUM's discretion, but SPONSOR reserves the right, at its sole discretion, to reject any personnel so designated by INTEGRIUM, and require replacement of such personnel.  Prior to performing the Services pursuant to an individual Service Order, INTEGRIUM will inform SPONSOR of the identity of the personnel designated and INTEGRIUM shall make reasonable efforts to ensure that the personnel designated to perform the Services shall not be changed until the Services stated in the respective Service Order are completed.

2.7
Subject to SPONSOR’s prior written approval, INTEGRIUM may use the services of its affiliates or subcontractors in fulfilling its obligations under this Agreement.  INTEGRIUM shall remain responsible for all Services performed by its affiliates and subcontractors, and all such affiliates and subcontractors shall be subject to all of the terms and conditions of this Agreement applicable to INTEGRIUM.

2.8
In accordance with the applicable Service Order, SPONSOR may supply Study sites with Study Drug for the performance of the Study.  INTEGRIUM acknowledges, understands and accepts that the Study Drug is an investigational compound and that the hazardous and toxicological properties of the same may not be completely investigated and, therefore, may not be fully understood.  The Study Drug is provided without any warranty, express or implied.  All right, title, and interest in and to all Study Drug and any patent and intellectual property rights related thereto shall remain solely and exclusively with SPONSOR.  Upon the expiration or termination of this Agreement or any Service Order, INTEGRIUM shall ensure that all unused supply of Study Drug is promptly returned to SPONSOR.

3.           Conditions of Work/Sponsor Responsibilities

3.1
Any regulatory responsibilities not specifically stated as transferred to INTEGRIUM in the Form shall remain the regulatory responsibility of SPONSOR.  SPONSOR shall file the Form with the FDA or as otherwise required by law or regulation.  If an amendment to any Service Order affects the scope of regulatory obligations that have been transferred to INTEGRIUM, INTEGRIUM and SPONSOR shall execute a corresponding amendment to the Form. Such Form amendment shall be filed by SPONSOR with the appropriate government bodies.

3.2
SPONSOR and/or its representatives may, during the Term, visit INTEGRIUM's and/or INTEGRIUM’s agents' facilities and laboratories at reasonable times and with reasonable frequency during normal business hours to (i) observe the progress of a Study, (ii) monitor the accuracy and completeness of the Services, including, but not limited to, quality control and assurance, and/or (iii) review the responsibilities and/or performance obligations of INTEGRIUM’s agents.  INTEGRIUM will assist SPONSOR in scheduling such visits and will make records and any other relevant information available to SPONSOR and/or its representatives.

3.3
In order for INTEGRIUM to perform the Services properly and timely, unless otherwise agreed in writing, SPONSOR must provide INTEGRIUM with those materials and take those actions as described in the study specifications set forth in each Service Order.  In addition, SPONSOR shall cause all SPONSOR contracted designees (which, for clarity, shall not include POC CAPITAL, except to the extent that POC CAPITAL is responsible for payment of compensation) to (i) reasonably cooperate with INTEGRIUM, and (ii) perform their services and supply to INTEGRIUM their study materials and deliverables in a timely manner.  Any failure under this Section 3.3 shall not constitute a breach of this Agreement by SPONSOR, but may require changes in the budget/compensation and/or timelines for the Services in accordance with Section 4.4.

4.           Compensation

4.1
In consideration for INTEGRIUM's performance of any and all of the Services specified in a Service Order in accordance with this Agreement, SPONSOR or POC CAPITAL, as applicable, shall pay INTEGRIUM a fee in the amount and according to the payment schedule specified in the relevant Service Order.  INTEGRIUM shall invoice SPONSOR or POC CAPITAL, as applicable, for such fees at their respective notice addresses set forth in Section 18.11.  SPONSOR or POC CAPITAL, as applicable, shall pay each invoice within thirty (30) days of receipt.  The parties hereto shall use best efforts to resolve in good faith any dispute regarding an invoice hereunder as expeditiously as possible.  If any undisputed invoice is not paid within thirty (30) days, SPONSOR or POC CAPITAL, as applicable, will be considered in material breach of this Agreement.  If any such breach extends beyond thirty (30) days INTEGRIUM may terminate this Agreement and any relevant Service Order at its sole discretion.  Any third party vendor late fee charges directly resulting from SPONSOR’s or POC CAPITAL’s delays in providing payment to INTEGRIUM will be passed on to SPONSOR or POC CAPITAL, as applicable.

4.2
Any statement or invoice for Services or expenses shall be stated with sufficient specificity for SPONSOR and POC CAPITAL to be able to determine the Services performed, the work done, the related charges, and the details of any pass through expenses, and shall be accompanied by a comparison of such fees and expenses to budgeted amounts for the Services.

4.3
INTEGRIUM acknowledges that SPONSOR and POC CAPITAL hereby agree that POC CAPITAL shall be responsible for up to the first one million dollars ($1,000,000) of Study expenses and SPONSOR shall be responsible for Study expenses in excess of such amount.  Accordingly, INTEGRIUM, SPONSOR and POC CAPITAL agree that (i) POC CAPITAL is bound by the payment terms listed within this Agreement up to a maximum amount of one million dollars ($1,000,0000); (ii) all such payment terms and obligations set forth in this Agreement, in relation to the first one million dollars ($1,000,000) payable to INTEGRIUM, apply only to POC CAPITAL and not to SPONSOR; and (iii) all such payment terms and obligations set forth in this Agreement, in relation to payments in excess of the first one million dollars ($1,000,000), apply only to SPONSOR and not to POC CAPITAL.  If Study expenses exceed the first one million dollars ($1,000,000) payable by POC Capital hereunder SPONSOR agrees that INTEGRIUM must be paid in full, in cash, as per the terms of this agreement,  for any such excess Study costs before INTEGRIUM can be obligated to release the final Data to SPONSOR under this Agreement. For clarity, references in this Agreement to “SPONSOR or POC CAPITAL, as applicable,” in relation to any payment obligation are intended to reflect and incorporate the allocation of payment obligations set forth in this Section 4.3 with respect to such payment obligation.

4.4
Any material change in the Services or the assumptions stated in a Service Order (including, but not limited to, changes in an agreed starting date or suspension of a Study by the SPONSOR) may require changes in the budget/compensation and/or timelines and shall require a written amendment to the respective Service Order, to be executed by INTEGRIUM, SPONSOR and POC CAPITAL (only to the extent that compensation for the Services is to be paid by POC CAPITAL).  Each amendment shall detail the changes to the services, conditions, compensation, timeline or other matter.  SPONSOR or POC CAPITAL, as applicable, agree that they will not unreasonably withhold approval of an amendment even if it involves a fixed price Service Order if the proposed changes in compensation or timelines result from, among other appropriate reasons, changes in the assumptions upon which compensation or timelines in the respective Service Order were based.  INTEGRIUM shall not implement any change in the scope of a Service Order without both SPONSOR’s and POC CAPITAL’s (only to the extent that compensation for the Services is to be paid by POC CAPITAL) prior written approval.  INTEGRIUM reserves the right to postpone effecting material changes in the scope of a Service Order until such time as the Parties and POC CAPITAL (only to the extent that compensation for the Services is to be paid by POC CAPITAL) agree to and execute the corresponding written amendment to the Service Order.

5.           Representations of CRO

5.1
INTEGRIUM represents and warrants that it has the requisite facilities, equipment, and personnel with the requisite expertise, experience and skill, to render the desired Services, and it shall render the Services, in a timely, competent and efficient manner. INTEGRIUM further represents and warrants that the Services to be provided pursuant to this Agreement will represent INTEGRIUM's best efforts and will be of the highest professional standards and quality.  INTEGRIUM further represents and warrants that it shall abide by all laws, rules and regulations including, but not limited to, Good Clinical Practice Guidelines issued by the Food and Drug Administration and laws governing privacy and confidentiality of health information of Study participants, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, that apply to the performance of the Services at the time they are provided, including applicable requirements regarding equal employment opportunity and, when on SPONSOR’s premises, INTEGRIUM's employees shall comply with SPONSOR’s policies with respect to conduct of visitors.  In performing the Services, INTEGRIUM shall strictly comply with this Agreement, all legal and ethical written instructions of SPONSOR, standard operating procedures provided by or approved by SPONSOR, and the applicable protocol for the Study.  To the extent relevant to Services, INTEGRIUM shall take actions necessary to verify that for Study participants all written authorizations necessary (“Authorizations”) have been appropriately executed so as to permit regulatory agencies, IRBs and privacy boards, SPONSOR, its affiliates, agents, and employees, other research sites that may be involved in the Study, health care providers who may provide services to Study participants, and laboratories and other individuals and organizations that may analyze Study participants’ medical information in connection with the Study to have full access to and use of such Study participants’ protected health information related to or derived through the Services.  If such Authorization form is not provided by SPONSOR, INTEGRIUM shall submit such a form to SPONSOR, or its designated representative, for review and written approval prior to any use thereof in conjunction with the Services.

5.2
INTEGRIUM represents and certifies that neither INTEGRIUM, any of its affiliates, nor any person employed or otherwise retained by INTEGRIUM (i) is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. §301 et seq.), or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR Section 312.70 or its successor provisions, and that no debarred or disqualified person, nor any person under investigation for debarment or disqualification, will in the future be employed or utilized to perform any services in connection with any Study subject to a Service Order.  INTEGRIUM represents and certifies that, to the best of its knowledge, no person working on any Study subject to a Service Order, including any investigator, has a conviction which could lead to debarment or disqualification under the laws and regulations described above, nor has any such person engaged in any conduct or activity that could lead to any of the above-mentioned disqualification or debarm ent actions.  Furthermore, INTEGRIUM agrees to notify SPONSOR immediately of any investigation or action toward conviction, debarment or disqualification, or conduct or activity which could lead to any of the above mentioned disqualification or debarment actions, of any person working on any Study subject to a Service Order.  SPONSOR shall have the right to terminate this Agreement immediately upon receipt of notice that any employee or agent of INTEGRIUM has been debarred or is subject to any action toward conviction, debarment or disqualification.  For the purposes of this Section 5.2, reference to the FDA and the Generic Drug Enforcement Act shall also be deemed a reference to any other governmental or regulatory authorities having jurisdiction over the subject matter of the Services or any other laws and regulations applicable to the Services.

5.3
INTEGRIUM shall maintain accurate and complete records specifically relating to the Services provided hereunder in accordance with applicable laws, rules and regulations (including without limitation all laws, rules and regulations and any other requirements applicable to data submitted to the FDA for authorization to conduct trials, manufacture or market pharmaceutical products) and generally accepted accounting principles and practices, consistently applied.  To the extent that such records may be relevant in SPONSOR’s reasonable opinion in determining whether INTEGRIUM is complying with its obligations pursuant to this Agreement and any Service Order which is a part hereof, SPONSOR or SPONSOR’s authorized representative, may audit such records during INTEGRIUM's normal working hours and at SPONSOR’s expense,, upon providing three (3) days’ written notice to INTEGRIUM.  INTEGRIUM shall retain such records for a period of three (3) years from the date of final payment by SPONSOR pursuant to the respective Service Order.

5.4
If INTEGRIUM audits an Investigator for a Study as part of an internal audit program, INTEGRIUM will notify SPONSOR prior to the commencement of the audit and provide SPONSOR (promptly with a summary of all findings and proposed corrective actions, if any, following completion of the audit.  In cases of suspected misconduct of an Investigator or other third party, INTEGRIUM must inform SPONSOR immediately after it establishes reasonable concerns of such suspected misconduct.  In the event of suspected misconduct, INTEGRIUM and SPONSOR shall work together promptly and in good faith to establish a reasonable plan for investigation of such misconduct.  The Parties will reasonably support each other in the investigation of such cases, and with any actions arising from said investigations.  INTEGRIUM agrees to take any reasonable steps requested by SPONSOR as a result of such audit or investigation to cure any deficiencies in the Study or Services conduct or documentation, unless said requests are prohibited or otherwise restricted by applicable laws, regulations, or standard operating procedures.

6.           Confidentiality

6.1
It is understood by the Parties hereto that during the performance of the Services, INTEGRIUM may receive from SPONSOR, or otherwise acquire, certain confidential, proprietary, and/or trade secret information which is the property of SPONSOR ("Confidential Information"). Confidential Information shall also include without limitation the Investigator’s brochure, the Study protocol, the data recorded during the Study and data, formulae and information on the Study Device.  For purposes of this Agreement, Confidential Information shall be understood to include all written or electronically transferred information received from SPONSOR by INTEGRIUM, and unless expressly described in this Section 6.1 such written material shall be marked “Confidential.”  Information which is disclosed orally shall be deemed confidential if it is confirmed to be confidential by a writing provided to INTEGRIUM by SPONSOR within a reasonable amount of time following oral disclosure.  INTEGRIUM hereby warrants and affirms that it shall neither use nor disclose Confidential Information for any purpose other than as is specifically allowed by this Agreement.

6.2
INTEGRIUM shall disclose Confidential Information only to such of its employees or its affiliated corporations as may reasonably be required to assist INTEGRIUM in the performance of this Agreement and who have agreed to be bound by terms and conditions no less onerous than those in this Agreement.  In the event of such disclosure, INTEGRIUM shall advise its and its affiliated corporations’ employees of the confidential nature of the information and shall instruct them to take all necessary and reasonable precautions to prevent the unauthorized use or disclosure thereof at least consistent with those precautions undertaken by INTEGRIUM hereunder.

6.3
Upon the expiration or termination of this Agreement or any Service Order, INTEGRIUM shall, at SPONSOR’s discretion, either destroy or return to SPONSOR all tangible and electronic forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by INTEGRIUM (or INTEGRIUM's employees), as well as any writings, drawings, specifications, manuals or other printed material made by INTEGRIUM (or INTEGRIUM's employees) and based on, or derived from, Confidential Information; provided, however, that INTEGRIUM shall retain a copy of all information it is required by law to retain.  Such information shall be retained for the amount of time required by law using the same amount of care and diligence to protect SPONSOR’s information as it uses to protect its own confidential information but in any case not less than reasonable care and diligence.

6.4
The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a  result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law or regulation to be disclosed.

6.5
All of INTEGRIUM's obligations set forth in this Article 6, including the obligations of confidentiality and non-use, shall be continuing and shall survive for five (5) years following the expiration or termination of either this Agreement or the respective Service Order for which the Confidential Information in question has been disclosed.

6.6
INTEGRIUM shall not disclose, or otherwise make public, the terms of this Agreement, except as may be necessary to secure enforcement of the terms of this Agreement or in response to a lawful subpoena or to comply with applicable regulations.

6.7
It is understood by the Parties that POC CAPITAL will NOT request, and SPONSOR and INTEGRIUM will NOT provide, any material, non-public information, including the Confidential Information relating to the Study or Services. POC CAPTIAL shall have the right, from time to time as POC CAPITOL may reasonably deem appropriate, to perform reasonable due diligence on the SPONSOR during normal business hours. INTEGRIUM will not engage in direct communication, written or verbal, with POC Capital on any aspects of the SPONSORS clinical trial. The SPONSOR shall provide information and reasonably cooperate with POC CAPITAL in connection with any reasonable due diligence request. POC CAPITAL will NOT make any due diligence requests of INTEGRIUM or its officers and employees. SPONSOR and INTEGRIUM confirm that neither they, nor any Persons acting on their behalf, shall provide POC CAPITAL or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the SPONSOR in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the SPONSOR, INTEGRIUM or any Person acting on their behalf (as determined in the reasonable good faith judgment of the POC CAPITAL), POC CAPITAL shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the SPONSOR; provided the POC CAPITAL shall have first provided notice to the SPONSOR that it believes it has received information that constitutes material, non-public information, the SPONSOR shall have at least 24 hours to publicly disclose such material, non-public information prior to any such disclosure by the POC CAPITAL. POC CAPITAL shall not have any liability to the SPONSOR, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure.

7.           Conflicts of Interest

7.1
INTEGRIUM hereby warrants and represents that it has advised SPONSOR in writing, prior to the date of signing of this Agreement, of any relationship with any third parties, including competitors of SPONSOR, which could present a conflict of interest with the Services or which would prevent INTEGRIUM from performing the Services contemplated by this Agreement.

7.2
INTEGRIUM further warrants and represents that INTEGRIUM shall advise SPONSOR of any such relationships that might arise during the Term of this Agreement.  In the event such a relationship arises, the Parties will discuss options to minimize or eliminate possible effects of such conflicts of interest.

8.           Independent Contractor

8.1
The parties hereto agree that INTEGRIUM is being retained and shall perform as an "Independent Contractor".  Neither INTEGRIUM nor any of its employees performing Services shall be employees of SPONSOR or POC CAPITAL, it being understood and agreed that INTEGRIUM is an independent contractor for all purposes and at all times.  All matters of compensation and benefits and terms of employment for INTEGRIUM’s employees shall be solely a matter between INTEGRIUM and its employees.  Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture or employment relationship.  No party hereto shall have the authority to act on behalf of any other party hereto, or to commit any other party hereto in any manner or cause whatsoever or to use any other party hereto’s name in any way not expressly authorized by this Agreement.  No party hereto shall be liable for any act, omission, representation, obligation or debt of any other party hereto, even if informed of such act, omission, representation, obligation or debt.

8.2
It is further understood and agreed that the means, methods and manner in which Services are rendered by INTEGRIUM in accordance with this Agreement shall be within INTEGRIUM's sole control and discretion, only subject to Article 2 and 3 herein, and any applicable laws and regulations.

8.3
INTEGRIUM acknowledges and agrees that its employees are not eligible to participate in any benefits programs offered by SPONSOR or POC CAPITAL to their employees, or in any pension plans, profit sharing plans, insurance plans (including but not limited to, worker's compensation insurance), or any other employee benefit or perquisite plans offered from time to time by SPONSOR or POC CAPITAL to their employees or to receive SPONSOR or POC CAPITAL stock directly from SPONSOR or POC CAPITAL or their officers, directors, or employees.

8.4
Nothing contained in this Agreement shall be construed as making the parties hereto joint venturers or as granting to any party hereto the authority to bind or contract any obligations in the name of or on the account of any other party hereto or to make any representations, guarantees or warranties on behalf of any other party hereto except to the extent such authority is expressly provided in writing and agreed by the parties hereto.

9.           Tax Reporting and Payment

9.1
INTEGRIUM acknowledges and agrees that it shall be solely responsible for paying the appropriate amount of all federal, state and local taxes with respect to all compensation paid to INTEGRIUM pursuant to this Agreement, and that SPONSOR and POC CAPITAL shall have no responsibility whatsoever for withholding or paying any such taxes for or on behalf of INTEGRIUM.

9.2
INTEGRIUM further agrees to indemnify and hold SPONSOR and POC CAPITAL harmless from and against any and all damages, losses, expenses, or penalties arising from or in connection with any claim brought by any federal, state or local taxing authority with regard to INTEGRIUM's failure to pay required taxes or failure to file required forms with regard to compensation paid to INTEGRIUM by SPONSOR or POC CAPITAL pursuant to this Agreement.

10.           Ownership, Disclosure and Transfer of Developments and Study Data

10.1
SPONSOR acknowledges that INTEGRIUM possesses certain computer technical expertise and methodologies for administration of clinical trials, data collection, data management and statistical analysis methods which have been independently developed by INTEGRIUM prior to the Effective Date without the benefit of any information provided by SPONSOR (“Integrium Properties”).  SPONSOR and INTEGRIUM agree that any Integrium Properties used by INTEGRIUM under or during the term of this Agreement remain the sole property of INTEGRIUM, and SPONSOR agrees that such Integrium Properties are commercially valuable to INTEGRIUM, and SPONSOR agrees not to disclose such Integrium Properties to any other party without INTEGRIUM’s prior written consent.

10.2
All written materials and other works which may be subject to copyright and all patentable and un-patentable inventions, discoveries, Data (as defined below), records and ideas (including but not limited to any computer software) which are made, generated, conceived or reduced to practice or written by INTEGRIUM or INTEGRIUM's employees or agents during the term of this Agreement, and for ninety (90) days after it expires, and which are based upon or otherwise result from the Services performed by INTEGRIUM for SPONSOR or access to Confidential Information or Study Drug, including all intellectual property rights to any of the foregoing ("Developments"), shall become SPONSOR property, and may be used by SPONSOR as SPONSOR deems appropriate.  INTEGRIUM, by signing this Agreement, expressly agrees to assign and hereby assigns to SPONSOR all right, title and interest in and to all Developments, free and clear of all liens, claims and encumbrances.  INTEGRIUM hereby waives all claims to moral rights and any similar non-assignable rights in all Developments.

10.3	INTEGRIUM agrees to hold all Developments confidential in accordance with Article 6 of this Agreement.

10.4
INTEGRIUM shall disclose promptly to SPONSOR each Development and, upon SPONSOR’s request and at SPONSOR’s expense, INTEGRIUM shall assist SPONSOR, or its designees, in filing patent or copyright applications in any country in the world.  Each copyrightable work, to the extent permitted by law, shall be considered a work made for hire and the authorship and copyright of the work shall be in SPONSOR’s name and, if not so considered, INTEGRIUM agrees to assign and hereby assigns to SPONSOR all of INTEGRIUM’s rights, title, and interests in such works.  INTEGRIUM shall execute or cause to be executed by the inventor(s) or a duly authorized agent of INTEGRIUM, as the case may be, all papers and do all things which may be necessary or advisable, in the opinion of SPONSOR, to prosecute such applications and to vest in SPONSOR, or its designee, all the right, title and interest in and to the Developments.

10.5
If for any reason, INTEGRIUM is unable to effectuate a full assignment of any Development, INTEGRIUM shall transfer to SPONSOR, or its designee, all of INTEGRIUM’s transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development. In the event that any Development or deliverable under this Agreement incorporates or requires for its use intellectual property rights owned or licensed by INTEGRIUM, INTEGRIUM agrees to grant and hereby grants to SPONSOR a worldwide, perpetual, non-exclusive, royalty-free, sublicensable license to use such intellectual property rights included within the Development or deliverable for the research, development, manufacture, use, distribution and sale of SPONSOR’s products.  For clarity, the foregoing license grant shall not be construed as a representation or warranty that INTEGRIUM owns any particular intellectual property rights.

10.6
Upon the expiration or termination of this Agreement, INTEGRIUM shall transfer to SPONSOR all Developments including any and all copies and/or derivatives thereof, made by INTEGRIUM (or INTEGRIUM employees or agents) as well as any writings, drawings, specifications, manuals or other printed material made by INTEGRIUM (or INTEGRIUM employees or agents), to the extent such Development is not already transferred prior to expiration or termination. Notwithstanding the reason for expiration or termination of this AGREEMENT, INTEGRIUM shall under no circumstances be entitled to retain any Confidential Information or Developments.

10.7
Ownership and Use of Data.  All data developed relating to the Study (“Data”) shall be the sole and exclusive property of SPONSOR, and SPONSOR may use all Data relating to the Study for any lawful purpose, including but not limited to submission to the FDA or other regulatory agencies.  Upon expiration or termination of this Agreement, all Data shall, at SPONSOR’s option, be (i) delivered to SPONSOR at its offices in such form as is then currently in the possession of INTEGRIUM, or (ii) disposed of, at the direction and written request of SPONSOR, unless Data is otherwise required to be stored or maintained by INTEGRIUM as a matter of applicable law.  If SPONSOR requests that INTEGRIUM store or maintain Data after the expiration or termination of this Agreement, then INTEGRIUM may pass through to SPONSOR any documented third party vendor costs incurred by INTEGRIUM in storing and maintaining such Data.  In no event shall INTEGRIUM dispose of any Data without first giving SPONSOR sixty (60) days prior written notice of its intent to do so.  All agreements with Investigators and/or Study sites shall provide for the foregoing rights of SPONSOR.

10.8
SPONSOR’s authorized representative(s) and, to the extent permitted by law, regulatory authorities may, during regular business hours, arrange in advance with INTEGRIUM and/or the respective Principal Investigator(s) and/or Study site(s) to inspect all data and work products relating to the respective Study and to examine INTEGRIUM’s facilities required for performance of this Agreement.

11.           Relationship with Investigators and Third Party Vendors

11.1
If under any Service Order, INTEGRIUM is required to contract with investigators or investigative sites (collectively, “Investigators”), then any such investigative site contract shall be in a form mutually acceptable to INTEGRIUM and SPONSOR (hereafter referred to as the “CSA Template”).  Such agreements with Investigators (“Investigator Agreements”) shall be made between INTEGRIUM, SPONSOR and the applicable Investigator.  If an Investigator requests any changes to such CSA Template affecting SPONSOR’s rights, INTEGRIUM shall submit the proposed change to SPONSOR, and SPONSOR shall promptly review and comment on such proposed changes(s). If SPONSOR approves an Investigator Agreement or any changes to the CSA Template in writing, that differ from the terms of this Agreement (including, but not limited to, allowing an Investigator to publish results or data that INTEGRIUM is prohibited from revealing), then INTEGRIUM shall have no liability for any such approved changes. The Parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of INTEGRIUM or SPONSOR, and that Investigators shall exercise their own independent medical judgment. INTEGRIUM’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement, any Investigator Agreement(s), and any applicable Service Order(s).

11.2
If INTEGRIUM will be paying Investigators and/or any third party vendors (IRBs, labs, meeting planners, etc.) on behalf of SPONSOR, the Parties will agree in advance in the applicable Service Order or Study budget to a schedule of amounts to be paid to the third party vendors.  INTEGRIUM shall pay Investigators and third party vendors in accordance with the agreed schedule using the monies received from SPONSOR or POC CAPITAL, as applicable.  The Parties and POC CAPITAL, as applicable, acknowledge and agree that INTEGRIUM will only pay Investigators and vendors from either advances, pre-payments, or payments on specific invoices from monies received from SPONSOR or POC CAPITAL, as applicable, for Investigators’ services, and that INTEGRIUM will not make payments to Investigators or vendors prior to receipt of sufficient funds from SPONSOR or POC CAPITAL, as applicable.  SPONSOR acknowledges that INTEGRIUM shall not be responsible for any Study timeline delays, including but not limited to site enrollment delays, due to lack of payment or late payment from SPONSOR or POC CAPITAL, as applicable.  INTEGRIUM warrants that all up-front and advance payment or any monies paid by SPONSOR or POC CAPITAL to INTEGRIUM will be held in trust for SPONSOR or POC CAPITAL, as applicable, and will be disbursed only for the Study specified on the invoice and will not be used for any other purposes.  INTEGRIUM will provide SPONSOR with a monthly pass-through reconciliation report indicating the status of these funds.  Notwithstanding anything contained herein to the contrary, (i) POC CAPITAL agrees to indemnify and hold INTEGRIUM harmless for any and all claims from any sites and third party vendors for unpaid invoices submitted to SPONSOR to the extent such nonpayment is due to a failure of POC CAPITAL to comply with its payment obligations under Section 4; and (ii) SPONSOR agrees to indemnify and hold INTEGRIUM harmless for any and all claims from any sites and third party vendors for unpaid invoices submitted to SPONSOR to the extent such nonpayment is due to a failure of SPONSOR to comply with its payment obligations under Section 4, in each case except to the extent that the above claims for unpaid invoices result from INTEGRIUM’s own negligence or fault not otherwise attributable to SPONSOR or POC CAPITAL, as applicable.

11.3
SPONSOR agrees that, although INTEGRIUM will assume responsibility for disbursing fees and/or expenses to Investigators and third party vendors, INTEGRIUM is not liable for payment to Investigators and third party vendors until SPONSOR or POC CAPITAL, as applicable, has pre-paid INTEGRIUM in advance for these fees and expenses.  Upon execution of each Service Order, SPONSOR or POC CAPITAL, as applicable, agrees to provide the start-up and vendor advance requirements specified in each Service Order.  INTEGRIUM will provide on the first day of each consecutive month the forecasted enrollment for the following month and will invoice the budgeted amount based on that forecast, adjusted for actuals from the previous month.  Once enrollment is complete, remaining payments will be disbursed from the residuals on account at INTEGRIUM.

11.4
Remaining funds designated for each Service Order, and any interest accrued thereon, will be returned to SPONSOR or POC CAPITAL, as applicable, after termination or completion of the respective Service Order, as soon as all contracted payment obligations to the Investigators have been satisfied.  A final budget reconciliation report will be provided to SPONSOR by INTEGRIUM within thirty (30) days after completion of the Study.  In the event funds advanced by SPONSOR or POC CAPITAL, as applicable, are insufficient to cover the payments to the Investigators, SPONSOR or POC CAPITAL, as applicable, will promptly advance to INTEGRIUM the amounts required, subject to the limits in the Study budget and Payment Schedule in each Service Order.  INTEGRIUM is not liable for payment of any excess advance funds remaining at any third party vendor after final study reconciliation.

11.5
SPONSOR acknowledges and agrees that INTEGRIUM will not be responsible for delays in a Study to the extent that such delays are caused by SPONSOR’s or POC CAPITAL’s, as applicable, failure to make adequate pre-payment for Investigators’ services. SPONSOR and POC CAPITAL further acknowledge and agree that payments for Investigator’s/vendors’ services are pass-through payments at actual costs to third parties and are separate from payments for INTEGRIUM’s Services.  For the sake of clarity, the Parties and POC CAPITAL hereby acknowledge and agree that such payments for Investigator’s/vendors’ services as pass-through payments constitute Study expenses which shall be taken into consideration in calculating POC CAPITAL’s first one million dollar ($1,000,000) share cap as set forth in Section 4.3. SPONSOR and POC CAPITAL each agree that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

11.6
If under any Service Order, INTEGRIUM is required to perform monitoring services or visit an investigative site on SPONSOR’s behalf (collectively, “Investigative Site Visit”), any site imposed Vendor Credentialing System (“VCS”) fees will be passed on to SPONSOR or POC CAPITAL, as applicable, and INTEGRIUM shall have no liability for any such fees. The Parties intend that such fees shall be clearly delineated in the negotiated Investigator Agreement approved in writing by SPONSOR.  For the sake of clarity, the Parties and POC CAPITAL hereby acknowledge and agree that such site imposed VCS fees constitute Study expenses which shall be taken into consideration in calculating POC CAPITAL’s first one million dollar ($1,000,000) share cap as set forth in Section 4.3.  In addition, SPONSOR agrees that INTEGRIUM is not liable for study delays caused by the site imposed VCS.

12.           Indemnification

12.1
SPONSOR hereby agrees to indemnify, defend, and hold INTEGRIUM, and its respective agents, employees, officers, and directors (“INTEGRIUM Indemnitees”) harmless from and against any and all losses, costs, damages, expenses, claims, actions, liability, and/or suits (including court costs and reasonable attorney fees) (“Liabilities”) suffered or incurred by INTEGRIUM or any of the foregoing as a result of personal injury or death to (1) a participant in any Study, or (2) any employee or agent of INTEGRIUM involved with the performance of a Study or Studies and acting within the scope of their duties under this Agreement and any Study protocol, provided such personal injury or death arises from or is, by unappealable judgment or binding settlement between the parties, attributed to: (a) a claim of product liability or claim arising from the design, production, manufacture, or instructions for use of any Study Product; (b) a claim of strict liability in tort; (c) the design of the study; (d) SPONSOR’s negligence with respect to performance of its obligations under this Agreement; or (e) the administration of the Study Drug in accordance with the procedures set forth in the respective protocol for the Study; provided that if a claim with respect to the matters set forth in this Section 12.1 (d) through (e) arises in whole or in part from any INTEGRIUM Indemnitee’s negligence, gross negligence, intentional misconduct, breach of this Agreement, or failure to comply with applicable laws or regulations, then the amount of Liabilities that SPONSOR shall indemnify INTEGRIUM pursuant to this Section 12.1 shall be reduced by an amount in proportion to the percentage of the INTEGRIUM Indemnitee’s responsibilities for such Liabilities as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.  For the sake of clarity, SPONSOR’s obligations under this Section 12.1 exclude all Liabilities arising out of failure to conduct a Study in strict accordance with the applicable protocol, all written instructions delivered by SPONSOR concerning the Study Drug, any and all applicable laws and regulations, or to meet the geographic region standard of care in effect at the time of treatment giving rise to the Liabilities.  Under no circumstances shall INTEGRIUM be liable for any third party vendor’s: (i) adherence to the Study protocol; (ii) adherence to project specifications or the Study timeline; (iii) breach of contract; (iv) negligence or willful misconduct; or (v) infringement, misappropriation or violation of any right of another third party.

12.2
INTEGRIUM hereby agrees to indemnify, defend, and hold SPONSOR and its respective affiliates, employees, officers, directors, agents, subcontractors and consultants (“SPONSOR Indemnitees”) harmless from and against any and all Liabilities  suffered or incurred by any SPONSOR Indemnitee arising out of: (a) any INTEGRIUM Indemnitee’s error, omission, negligence, gross negligence or intentional misconduct; (b) any breach of any covenant or warranty, or the inaccuracy of any representation of INTEGRIUM in this Agreement; or (c) INTEGRIUM’s failure to comply with the terms of this Agreement.

12.3
INTEGRIUM and the INTEGRIUM Indemnitees agree: (a) to promptly notify SPONSOR of any such Liability or Liabilities under Section 12.1; (b) to cooperate fully in the handling of such Liability or Liabilities and, in the event of litigation, to attend hearings and trials and assist in securing and giving evidence, and obtaining the attendance of necessary and proper witnesses; (c) not to make any admission in respect of such Liability or Liabilities or take any action relating to such Liability or Liabilities prejudicial to the defense of it without the written consent of SPONSOR (such consent not to be unreasonably withheld); and (d) to SPONSOR’s control of the defense and settlement, with INTEGRIUM’s consent which shall not be unreasonably withheld, of all Liability or Liabilities by SPONSOR.  SPONSOR will reimburse INTEGRIUM for all reasonable expenses incurred at SPONSOR’s request in connection with this Section 12.3 except to the extent and in the proportion that INTEGRIUM is responsible under 12.1.  SPONSOR shall carry out the management and defense of such claims or suits at its own expense.

12.4
In the event that a patient participating in a Study suffers an illness or injury that the Investigator(s) and SPONSOR determine to be directly associated with Study participation, and for which SPONSOR would be obligated to indemnify INTEGRIUM under Section 12.1, then, to the extent INTEGRIUM would otherwise be responsible for such expenses pursuant to its agreement with the applicable Investigator entered into in accordance with this Agreement, SPONSOR shall pay all medical and hospital expenses directly associated with the diagnosis and medical treatment of such adverse reaction which are in excess of that portion covered by the patient’s own insurance.  Payments for such care shall be additional to those specified in the respective Service Order.

12.5
INTEGRIUM agrees not to seek from POC CAPITAL any indemnity or defense for any such Liabilities which are covered by SPONSOR’s indemnification obligations to INTEGRIUM set forth above in Section 12.1.  For the sake of clarity, the Parties and POC CAPITAL hereby acknowledge and agree that any expenses of SPONSOR relating to its indemnification of INTEGRIUM under Sections 12.1, 12.3 and 12.4 shall not constitute Study expenses for purposes of calculating POC CAPITAL’s first one million dollar ($1,000,000) share cap as set forth in Section 4.3.

13.           Limitation of Liability

13.1
Neither Party, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability of any type (including, but not limited, to contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, or any Service Order, even if such damages may have been foreseeable to such Party.  In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of INTEGRIUM and its affiliates and its and their respective directors, officers, employees and agents for direct damages under this Agreement or any Service Order hereunder exceed the amount of service fees actually charged by INTEGRIUM to SPONSOR for the assignment or task from which such liability arose. Specifically excluded from the limitations of liability of this Section 13.1 are (a) claims based on breach of obligations of confidentiality under Article 6 of this Agreement, and (b) each Party’s obligation to indemnify the other Party to the extent required by Sections 12.1 and 12.2 of this Agreement.

13.2
In the event that there are material non-remediable defects in the Study data such that SPONSOR cannot rely on the data or otherwise use the data for intended regulatory purposes under this Agreement, and such defects are due to the negligence, recklessness or intentional misconduct or breach of this Agreement by INTEGRIUM, INTEGRIUM agrees at SPONSOR’s option to either repeat the Services or refund the fees for the Services, as such Services are specified and delineated in the applicable Service Order.

14.           Insurance

14.1
Each Party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations under this Agreement and any and all Service Orders then in effect, and, upon request, each Party will provide to the other Party a certificate of insurance showing that such insurance is in place.

14.2
SPONSOR will supply INTEGRIUM with the Clinical Trial Insurance Certificate for each Study covered under a Service Order prior to commencement of subject screening for each Service Order.  INTEGRIUM will not be responsible for enrollment delays due to SPONSOR’s delay in providing said Certificate.

15.	Termination

15.1
In the event that either Party, or POC CAPITAL, shall commit a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement immediately unless the breaching Party, or POC CAPITAL, can cure its breach and provide full performance within thirty (30) days written notice to it that a material breach has been declared.  Upon termination of this Agreement, the non-breaching Party shall have no further obligation to the breaching Party, or POC CAPITAL, other than for SPONSOR or POC CAPITAL, as applicable, to pay for Services that were duly performed by INTEGRIUM in accordance with the respective Service Order and this Agreement up to the date of such termination, and any rights and duties which are expressly stated herein as surviving termination.

15.2
SPONSOR may terminate individual Service Orders at any time by giving INTEGRIUM thirty (30) days prior written notice of such termination. If SPONSOR should terminate pursuant to  this Section 15.2, SPONSOR or POC CAPITAL, as applicable, will pay INTEGRIUM for all Services that were duly performed in accordance with the respective Service Order and this Agreement up to the date of such termination in accordance with the Service Order budget, as well as costs reasonably incurred for the Services and which INTEGRIUM is unable to cancel (for the avoidance of doubt, SPONSOR or POC CAPITAL, as applicable, shall be responsible for any and all third party vendor cancellation fees due upon such Study cancellation), and all administrative costs incurred in the conduct of the Service Order up to the date of termination for those Services which are necessary to be performed for patient safety, government requirement compliance and/or expressly requested by SPONSOR; provided, however, that no amounts shall be required to be paid which are in excess of the corresponding amounts set forth for such activities in the Service Order.  INTEGRIUM shall use its best efforts to minimize the costs incurred following its receipt of notice of such termination.

15.3
Either Party may terminate this Agreement upon written notice to the other Party, and regard the other Party as in breach of this Agreement, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntary or otherwise.  In the event that any of the above events occur, that Party shall immediately notify the other, in writing, of its occurrence.

15.4
Upon receipt of notice of a permitted termination of this Agreement or a Service Order by either Party: (i) INTEGRIUM will, as soon as reasonably practicable discontinue providing the applicable Services, except to the extent reasonably required to safely close out a Study or to transfer (at SPONSOR’s request) the remaining Services to another service provider selected by SPONSOR, and (ii) INTEGRIUM will terminate or, if requested by SPONSOR, assign to SPONSOR existing third party obligations to the extent cancelable or assignable, as applicable.  Any amounts paid by SPONSOR or POC CAPITAL, as applicable, which exceed the amounts owed to INTEGRIUM as of expiration or termination of this Agreement shall be refunded to SPONSOR or POC CAPITAL, as applicable, within thirty (30) days after expiration or termination.  Any amounts owed by SPONSOR or POC CAPITAL, as applicable, including third party vendor cancellation fees, shall be paid to INTEGRIUM within thirty (30) days after expiration or termination.

16.	Personnel Recruitment

16.1
Neither Party, during the term of this Agreement and for twelve (12) months thereafter, will, without the prior written consent of the other Party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee, or executive who is at that time employed/contracted by the other Party and who had been employed/contracted by the other Party in connection with the Services provided hereunder.  The foregoing provision will not prevent either Party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.

16.2	In the event that an employee of either Party is hired in violation of Section 16.1, the employing Party shall pay the other Party 7.5% of such employee’s first year base salary.

17.	Equal Opportunity / Affirmative Action

17.1
The provisions of Executive Order 11246, as amended (Equal Employment Opportunity/Affirmative Action), 38 USC § 4212, as amended (Vietnam Era Veterans Readjustment Assistance Act) and Section §503 of the Rehabilitation Act of 1973, as amended (Handicapped Regulations), and the implementing regulations found at 41 CFR § 60-1&2, 41 CFR §§ 60-250, and 41 CFR §§ 60-741, respectively, are hereby incorporated by reference.

18.	Miscellaneous Provisions

18.1
Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that any of the parties hereto may assign this Agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or other business combination transaction.  No assignment whether consensual or permissive shall relieve any party hereto of its responsibility for performance of its obligations under this Agreement.

18.2
Complete Agreement.  This Agreement, together with its exhibits and Service Orders, supersedes all prior agreements and understandings made jointly by and amongst SPONSOR, INTEGRIUM and POC CAPITAL related to the subject matter of this Agreement, with the exception of the Start-up Agreement for the xxx-001 study, excluding any separate and independent agreements or writings executed solely by and between SPONSOR and POC CAPITAL.   Upon execution of the Service Order for the xxx-001 study, the Start-up Agreement will be terminated in its entirety, and The Parties hereto agree that, notwithstanding anything to the contrary in the Start-up Agreement, the terms and conditions of this Agreement shall apply fully to any and all information, materials and intellectual property disclosed or created, and all services performed, thereunder by the Parties hereto as if such information, materials and intellectual property were disclosed or created, or such services performed, by the Parties hereto under this Agreement.  Notwithstanding the foregoing, the Confidential Disclosure Agreement between SPONSOR and INTEGRIUM dated June 30, 2016 (the “CDA”) shall continue in effect in accordance with its terms; provided, however, that in the event of any conflict between the terms of the CDA and the terms of this Agreement, the terms of this Agreement shall control.

18.3
Waiver.  No waiver by SPONSOR with respect to any breach or default or of any right or remedy, and no course of dealing by SPONSOR shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing, signed by SPONSOR.  No payment made by SPONSOR or POC CAPITAL, as applicable, shall be considered as acceptance of satisfactory performance of the Services, or as in any way relieving INTEGRIUM from its full responsibility pursuant to this Agreement.

18.4	Amendment. This Agreement may not be altered, changed or amended except in writing signed by each of the parties hereto.

18.5
Survival.  The provisions of this Agreement dealing with Study Drug (Section 2.8), allocation of payment obligations (Section 4.3), confidentiality (Article 6), independent contractor (Article 8), taxes (Article 9), Developments and Study Data (Article 10), reconciliation (Section 11.4), indemnification (Article 12), limitation of liability (Article 13), termination (Article 15), personnel recruitment (Article 16) and this Article 18 shall survive the expiration and/or termination of this Agreement.

18.6
Severability.  In the event that any provision of this Agreement is held illegal or invalid for any reason, such provision shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that illegal and invalid provision had never been inserted herein.

18.7
Extraordinary Relief.  In the event of the actual or threatened breach by INTEGRIUM of any of the terms of the Articles 6, 7, and 10 hereof, SPONSOR shall have the right to specific performance and injunctive relief.  The remedies in this paragraph are in addition to all other remedies and rights available at law or in equity.

18.8
Force Majeure.  Performance of this Agreement by each party hereto shall be pursued with due diligence in all requirements hereof; however, no party hereto shall be liable for any loss or damage for delay or nonperformance due to causes not reasonably within its control.  In the event of any delay resulting from such causes, the time for performance and payment hereunder shall be extended for a period of time necessary to overcome the effect of such delays.  In the event of any delay or nonperformance caused by such uncontrollable forces, the party hereto affected shall promptly notify the other in writing of the nature, cause, date of commencement thereof, and the anticipated extent of such delay, and shall indicate whether it is anticipated that the completion date of the Agreement would be affected thereby.

18.9
Captions and Headings.  The captions, numbering and headings in this Agreement are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Agreement.

18.10
Counterpart Originals.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

18.11
Notices.  Except as otherwise provided, all communications and notices concerning payments required under this Agreement shall be mailed by certified mail, return receipt requested and postage prepaid, or sent by Federal Express or telecopy to the addresses set forth below, or to such other addresses as the parties from time to time specify in writing:

If to INTEGRIUM for contractual matters:
INTEGRIUM, LLC
100 E. Hanover Avenue
Suite 401
Cedar Knolls, NJ 07927
Attn:  Jessica Coutu, Contract Administration

If to INTEGRIUM for financial matters:
INTEGRIUM, LLC
100 E. Hanover Avenue
Suite 401
Cedar Knolls, NJ 07927
Attn:  Jessica Coutu, Contract Administration
Attn:  Ewa Olesiak-Deptuch, Finance Department

If to SPONSOR:	Exactus, Inc.
4870 Sadler Rd Suite 300
Glen Allen, VA 23060
Attention: Philip J. Young, Chief Executive Officer

If to POC CAPITAL:	POC Capital, LLC
2995 Woodside Rd., Suite 400-121
Woodside, CA 94062
Attention: Daron Evans, Managing Director

18.12
Governing Law.  It is understood and agreed that this Agreement shall be governed by the laws of the State of Delaware in all respects of validity, construction and performance without regard to its conflict of laws rules.

18.13
Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled solely and exclusively by binding arbitration in Orange County, California under the auspices of, and in accordance with, the then existing rules of the Judicial Arbitration and Mediation Service (“JAMS”).  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party to the dispute if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party.  Each party shall bear its own attorneys’ fees and expenses.  The parties hereto agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity.  Any court of competent jurisdiction may enter judgment upon the award.  IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN  ORANGE COUNTY, CALIFORNIA AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS REFERRED TO IN THIS SECTION 18.13.

18.14
Publicity.  INTEGRIUM shall not make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of SPONSOR.  INTEGRIUM agrees that it will not make any publication, including any abstracts, posters or articles relating to the Study or the services performed pursuant to this Agreement without the prior written consent of SPONSOR.

18.15
Non-Disparagement.  It is understood and agreed that, following the execution of this Agreement, the Parties shall not make any derogatory, disparaging or critical statements about one another to third parties.

18.16
Compliance with Federal Securities Laws.  INTEGRIUM hereby acknowledges that is aware, and will advise each of its employees and consultants who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who or that has received from SPONSOR material, non-public information from purchasing or selling securities of SPONSOR or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement as of its initial effective date.

INTEGRIUM, LLC                                                                           EXACTUS, INC.

By: /s/Jessica Coutu	By:	/s/ Philip Young
Title: Sr. V.P. of Clinical Operations	Title: CEO
Date: June 30, 2016	Date: June 30, 2016

POC Capital, LLC (solely
with respect to Sections 2.1, 3.3, 6.7 and 12.5 and
Articles 4, 8, 9, 11 (other than Section 11.1), 15, and 18):

By: Title: Date:	/s/Daron Evans Daron Evans Managing Director June 29, 2016